Calculation of Filing Fee Tables
S-8
PDF SOLUTIONS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	1,600,000	$ 46.75	$ 74,800,000.00	0.0001381	$ 10,329.88
2	Equity	Common Stock	Other	400,000	$ 39.73	$ 15,892,000.00	0.0001381	$ 2,194.69
Total Offering Amounts:						$ 90,692,000.00		$ 12,524.57
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 12,524.57
Offering Note
[1]	1. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 shall also cover any additional shares of the common stock, $0.00015 par value per share (the "Common Stock"), of PDF Solutions, Inc. (the "Registrant") that become issuable under the PDF Solutions, Inc. Eleventh Amended and Restated 2011 Stock Incentive Plan (the "2011 Plan") and the PDF Solutions, Inc. Third Amended and Restated 2021 Employee Stock Purchase Plan (the "ESPP"), by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock. 2. Represents 1,600,000 shares of the Registrant's Common Stock authorized for issuance under the 2011 Plan, which was approved by the Registrant's stockholders on June 17, 2025 and June 16, 2026. 3. Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to $46.745, which was computed by averaging the high and low prices of a share of the Registrant's Common Stock as reported on the Nasdaq Global Select Market on August 3, 2026.

[2]	1. See Note 1.1. 2. Represents 400,000 shares of Common Stock authorized for issuance under the ESPP, which was approved by the Registrant's stockholders on June 17, 2025 and June 16, 2026. 3. Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to 85% of $46.745, which was computed by averaging the high and low prices of Common Stock as reported on the Nasdaq Global Select Market on August 3, 2026. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of (a) the fair market value per share of Common Stock on the first day of the offering period and (b) the fair market value per share of Common Stock on the last day of the offering period

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources